Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-240146) pertaining to the Amended and Restated 2017 Equity Incentive Plan, as amended, the 2020 Stock Incentive Plan and the 2020 Employee Stock Purchase Plan of Inozyme Pharma, Inc.,

(2) Registration Statement (Form S-8 No. 333-254685) pertaining to the 2020 Stock Incentive Plan and 2020 Employee Stock Purchase Plan of Inozyme Pharma, Inc., and

(3) Registration Statement (Form S-3 No. 333-258702) of Inozyme Pharma, Inc.;

of our report dated March 15, 2022, with respect to the consolidated financial statements of Inozyme Pharma, Inc. included in this Annual Report (Form 10-K) of Inozyme Pharma, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 31, 2022